Exhibit 99.1

hhgregg Appoints Kevin Kovacs as Chief Financial Officer and Samuel Johnson as Chief Retail Officer

August 9, 2016 - INDIANAPOLIS--(BUSINESS WIRE)-- hhgregg, Inc. (NYSE:HGG) today announced key internal promotions of Kevin Kovacs to Chief Financial Officer and of Sam Johnson to Chief Retail Officer.
Mr. Kovacs is assuming the CFO role from Robert Riesbeck who was recently appointed President and Chief Executive Officer.  Since joining hhgregg in 2009, Mr. Kovacs held the roles of Vice President/Controller and Director of Tax and Treasury.  Prior to joining the company, he served as Director of Tax and Treasury for Steak n Shake, and as Senior Tax Manager with KPMG, LLP.  Mr. Kovacs is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Indiana University.
Mr. Johnson has been promoted to Chief Retail Officer.  Since joining hhgregg in 2010, Mr. Johnson has served in the role of Senior Vice President of Stores.  In addition to his responsibility for Store Operations, Customer Relations, Fine|Lines and Commercial Sales, Mr. Johnson will assume responsibility for Real Estate and Visual Merchandising.  Prior to joining the company, Mr. Johnson held the roles of Vice President of Small Stores, Regional Vice President of Northwest Stores and Regional Director of Merchandising and Operations with Sears Holding Corporation.  Mr. Johnson holds a Bachelor of Arts in History from East Tennessee State.
“As a result of the significant contributions Sam and Kevin have delivered in their time with hhgregg, we are excited to promote them to roles of greater responsibility,” said Mr. Riesbeck. “Both will continue to perform as significant members of the senior leadership team.  We look forward to their continued contribution to drive positive impacts as we achieve our growth and profitability goals.”
About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 226 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.
hhgregg, Inc.
Lance Peterson, 317-848-8710
Director, Finance & Investor Relations
investorrelations@hhgregg.com